Exhibit 99.1

Epic Bancorp

851 Irwin Street

San Rafael, CA  94901

(415) 460-2760

November 17, 2004

Contact:  Kit M. Cole, Chairman, CEO — 415-460-2760

For Immediate Release

Epic Bancorp Announces 2.5-Cent Per Share Fourth Quarter Dividend

San Rafael, CA, November 17, 2004—Epic Bancorp (the “Company”) (NASDAQ:  EPIK), parent company of Tamalpais Bank (the “Bank”), today announced the declaration of a 2.5-cent per share fourth quarter dividend, payable on January 14th 2005, to shareholders of record as of December 31, 2004.  The Company has previously declared dividends of 2.5 cents per share in the first, second, and third quarters of 2004.

The Company has earlier reported net income of $966,000, or $0.26 per diluted share, for the third quarter of 2004 compared to $686,000, or $0.21 per diluted share, for the same period in 2003, representing a 41% increase in net income and a 24% increase in earnings per share.

“We are pleased to share our success in a tangible way with our shareholders,” said Kit M. Cole, CEO of Epic Bancorp.  Paying dividends is an important aspect of delivering on our ongoing plan to increase shareholder value.”

“We continue to implement our strategic plan, emphasizing high touch customer service delivered through our expanding network of full service retail branches in Marin County,” added Mark Garwood, President and Co-CEO of Tamalpais Bank.  Tamalpais Bank has five branches throughout Marin County, California, located in Mill Valley, Greenbrae, San Anselmo, central San Rafael and northern San Rafael at the Northgate shopping area.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program.

About Epic Bancorp

Epic Bancorp, based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service banks in Marin County.  The Company had $402 million in assets and $243 million in deposits for the period ended September 30, 2004.  Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK.  For additional information, please contact Ms. Cole at (415) 460-2760 or Mr. Garwood at (415) 454-1212.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged;(5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties.  Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.